Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States

NEWS RELEASE	FOR IMMEDIATE RELEASE
Jan. 26, 2010

Tellabs earns 16 cents per share on

fourth-quarter revenue of $389 million

Company announces new quarterly dividend of 2 cents per share

Naperville, Ill. — Tellabs’ fourth-quarter 2009 revenue totaled $389 million, compared with $408 million in the fourth quarter of 2008. Tellabs 2009 annual revenue was $1.5 billion, compared with $1.7 billion in 2008.

On a GAAP basis, Tellabs earned 16 cents per share in the fourth quarter of 2009, up from 3 cents per share in the fourth quarter of 2008. Fourth-quarter 2009 GAAP earnings were $62 million, compared with $13 million in the year-ago quarter. Fourth-quarter 2009 GAAP earnings include a tax benefit of $23.4 million or 6 cents per share.

On a non-GAAP basis, Tellabs earned 9 cents per share in the fourth quarter of 2009, flat with the year-ago quarter. Non-GAAP earnings were $36 million in the fourth quarter of 2009, compared with $35 million in the fourth quarter of 2008. Non-GAAP results exclude pretax charges of $14 million, including $5.0 million or 1.3 cents per share in equity-based compensation expense.

On a GAAP basis, Tellabs earned $114 million or 29 cents per share in 2009, compared with a loss of $930 million or $2.32 per share in 2008. Tellabs’ 2009 non-GAAP earnings were $119 million or 30 cents per share, compared with $102 million or 26 cents per share in 2008. Non-GAAP earnings exclude pretax charges of $59 million, including equity-based compensation of $20.6 million or 5.1 cents per share.

Tellabs’ GAAP gross profit margin was 45.3% in the fourth quarter of 2009, compared with 41.6% in the year-ago quarter. The company generated $60 million in cash from operations during the quarter.

Dividend and Share Repurchase — Tellabs is announcing a new quarterly dividend of 2 cents per share, which yields about 1.3% at yesterday’s closing price. The first cash dividend is payable on Feb. 26 to shareholders of record as of the close of business on Feb. 12. Under previously announced share repurchase plans, during the fourth quarter of 2009 Tellabs repurchased 3.4 million shares at a cost of $21.2 million, and for the full year 2009 Tellabs repurchased approximately 12.9 million shares at a cost of $82.9 million. Tellabs plans to continue its share repurchase program during 2010.

“Tellabs’ fourth-quarter operating margin of 9.0% was the highest since 2006,” said Rob Pullen, Tellabs president and chief executive officer. “To return capital to shareholders, today we’re announcing the company’s first cash dividend. It’s based on our confidence that Tellabs will continue to generate ample cash from operations to invest in the growth of our business, repurchase shares and pay dividends. We are helping customers succeed by preparing their packet and optical networks for growth markets such as the mobile Internet.”

For the fourth quarter of 2009, Broadband segment revenue was $191 million, Transport segment revenue was $133 million and Services segment revenue was $65 million. For 2009, Broadband segment revenue was $786 million, Transport segment revenue was $510 million and Services segment revenue was $230 million.

Tellabs believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial results. More detailed information, including year-over-year segment comparisons, non-GAAP reconciliation tables and the reasons management believes non-GAAP measures provide useful information to investors can be found in the Results of Operations section of this news release.

First-Quarter 2010 Guidance — The following statements are forward-looking statements that are based on current expectations and involve risks and uncertainties, some of which are set forth below. We expect first-quarter revenue to be $370 million, plus or minus 2%. We expect non-GAAP gross margin to be up from 45.5% in the fourth quarter to 48.5%, plus or minus one or two points, depending on product mix. For the full year 2010, we expect our non-GAAP gross margin to be up over 2009, in the mid-40s range, depending on mix. We expect first-quarter 2010 non-GAAP operating expense to be in the low $130 millions, which includes expenses resulting from the WiChorus acquisition. Tellabs’ 1Q10 non-GAAP gross margin excludes approximately $1 million, and non-GAAP operating expense excludes approximately $4 million, in equity-based compensation expense. We expect a first-quarter non-GAAP tax rate of about 32%.

Restructuring — Tellabs is announcing a restructuring, in order to shift more investment from TDM products to Ethernet and IP (Internet Protocol) products; to improve Ethernet, IP and mobile packet core skill sets worldwide; to move its supply chain closer to suppliers; and to reduce general and administrative expenses. Although the company plans to reduce its workforce by about 200 people over the next five quarters, Tellabs expects overall headcount to rise during 2010. “Unfortunately, these changes are difficult but necessary to advance Tellabs strategy,” Pullen said.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference at 7:30 a.m. Central Standard Time today to discuss its fourth-quarter results and provide its outlook for the first quarter of 2010. Internet users can hear a simultaneous webcast of the teleconference at http://www.tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 10:30 a.m. Central Standard Time today, until 10:30 p.m. Central Standard Time on Thursday, Jan. 29, at 800-642-1687. (Outside the United States, call 706-645-9291.) When prompted, enter the Tellabs conference ID number: 50630155. A podcast of the call will be available at http://www.tellabs.com/news/feeds/ later today.

About Tellabs — Tellabs helps customers succeed through innovation. That’s why 43 of the top 50 global telecom service providers choose our mobile, optical and business solutions. We help telecom service providers, independent operating companies, MSO/cable TV companies, enterprises and government agencies get ahead by adding revenue, reducing expenses and optimizing networks. With wireless and wireline networks in more than 90 countries, we enrich people’s lives by innovating the way the world connects™. Tellabs (Nasdaq: TLAB) is part of the NASDAQ Global Select Market, Ocean Tomo 300™ Patent Index, the S&P 500 and several corporate responsibility indexes including FTSE4Good and eight FTSE KLD indexes. http://www.tellabs.com

Forward-Looking Statements — This news release, which includes the Results of Operations discussion that follows, contains forward-looking statements, including but not limited to the next-quarter 2010 guidance and cost savings information contained in this release, that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the competitive landscape, including pricing and margin pressures, the response of customers and competitors, industry consolidation, the integration of a new business, the introduction of new products, the entrance into new markets, the ability to secure necessary resources, the ability to realize anticipated savings under our cost-reduction initiatives, and overall negative economic conditions generally and disruptions in credit and capital markets, including specific impacts of these conditions on the telecommunications industry. In light of these factors investors are advised not to rely on forward-looking statements in deciding whether to buy, sell or hold the company’s securities. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Tellabs® and are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

TELLABS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Fourth Quarter		Year
	1/1/10	1/2/09	1/1/10	1/2/09
In millions, except per-share data	Unaudited		Unaudited
Revenue
Products	$324.6	$351.0	$1,295.4	$1,500.0
Services	64.7	57.3	230.3	229.0

Total revenue	389.3	408.3	1,525.7	1,729.0

Cost of Revenue
Products	170.5	199.5	709.2	912.0
Services	42.6	39.0	150.7	156.9

Total cost of revenue	213.1	238.5	859.9	1,068.9

Gross Profit	176.2	169.8	665.8	660.1

Gross profit as a percentage of revenue	45.3%	41.6%	43.6%	38.2%

Gross profit as a percentage of revenue - products	47.5%	43.2%	45.3%	39.2%
Gross profit as a percentage of revenue - services	34.2%	31.9%	34.6%	31.5%

Operating Expenses
Research and development	67.1	71.9	268.7	305.2
Sales and marketing	42.0	40.5	165.9	170.0
General and administrative	24.8	26.8	101.4	101.8
Intangible asset amortization	6.6	6.5	24.6	23.9
Restructuring and other charges	0.6	17.7	11.7	40.9
Goodwill impairment	—	—	—	988.3

Total operating expenses	141.1	163.4	572.3	1,630.1

Operating Earnings (Loss)	35.1	6.4	93.5	(970.0)

Operating earnings (loss) as a percentage of revenue	9.0%	1.6%	6.1%	-56.1%

Other Income
Interest income, net	4.5	6.1	19.3	34.8
Other (expense) income, net	(0.9)	(12.3)	0.4	(17.3)

Total other income	3.6	(6.2)	19.7	17.5

Earnings (Loss) Before Income Tax	38.7	0.2	113.2	(952.5)
Income tax benefit	23.4	12.6	0.4	22.4

Net Earnings (Loss)	$62.1	$12.8	$113.6	$(930.1)

Net Earnings (Loss) Per Share
Basic	$0.16	$0.03	$0.29	$(2.32)

Diluted	$0.16	$0.03	$0.29	$(2.32)

Weighted Average Shares Outstanding
Basic	385.5	397.2	392.5	400.1

Diluted	387.9	397.4	394.2	400.1

TELLABS, INC.

CONSOLIDATED BALANCE SHEETS

	1/1/10	1/2/09
In millions, except share data	Unaudited
Assets
Current Assets
Cash and cash equivalents	$154.0	$376.1
Investments in marketable securities	950.8	776.0

Total cash, cash equivalents and marketable securities	1,104.8	1,152.1

Other marketable securities	252.8	179.1
Accounts receivable, net of allowances of $1.4 and $1.4	334.2	332.7
Inventories
Raw materials	24.0	34.2
Work in process	3.8	13.9
Finished goods	99.9	128.8

Total inventories	127.7	176.9
Income taxes	24.2	38.7
Miscellaneous receivables and other current assets	54.4	56.3

Total Current Assets	1,898.1	1,935.8

Property, Plant and Equipment
Land	21.2	21.1
Buildings and improvements	199.6	201.6
Equipment	415.9	420.0

Total property, plant and equipment	636.7	642.7
Accumulated depreciation	(366.1)	(364.4)

Property, plant and equipment, net	270.6	278.3
Goodwill	207.2	122.4
Intangible Assets, Net of Amortization	123.2	44.2
Other Assets	123.7	130.5

Total Assets	$2,622.8	$2,511.2

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$71.5	$84.1
Accrued compensation	82.0	60.7
Restructuring and other charges	9.8	17.7
Income taxes	80.8	92.0
Stock loan	252.8	179.1
Deferred revenue	31.3	34.6
Other accrued liabilities	81.2	91.4

Total Current Liabilities	609.4	559.6

Long-Term Restructuring Liabilities	7.2	13.3
Income Taxes	41.9	43.7
Other Long-Term Liabilities	49.4	48.1

Stockholders’ Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value;
no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value;
497,734,039 and 495,757,314 shares issued	5.0	5.0
Additional paid-in capital	1,511.2	1,485.9
Treasury stock, at cost: 113,457,637 and 100,088,341 shares	(1,037.9)	(952.4)
Retained earnings	1,296.8	1,183.2
Accumulated other comprehensive income	139.8	124.8

Total Stockholders’ Equity	1,914.9	1,846.5

Total Liabilities and Stockholders’ Equity	$2,622.8	$2,511.2

TELLABS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Year
	1/1/10	1/2/09
In millions	Unaudited
Operating Activities
Net earnings (loss)	$113.6	$(930.1)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	75.3	84.5
Loss on disposal of property, plant and equipment	0.8	1.7
Goodwill impairment	—	988.3
Equity-based compensation	20.7	26.4
Deferred income taxes	(9.2)	(34.6)
Excess tax benefits from equity-based compensation	(0.3)	(0.1)
Restructuring and other charges	11.7	40.9
Other-than-temporary impairment charges on investments	0.4	10.7
Net changes in assets and liabilities, net of effects from acquisition:
Accounts receivable	8.8	16.2
Inventories	56.4	(15.0)
Miscellaneous receivables and other current assets	9.4	(18.5)
Other assets	0.1	13.4
Accounts payable	(21.4)	1.3
Restructuring and other charges	(21.1)	(25.1)
Deferred revenue	(3.7)	4.6
Other accrued liabilities	2.8	(13.0)
Income taxes	(10.9)	(11.5)
Other long-term liabilities	1.0	(9.3)

Net Cash Provided by Operating Activities	234.4	130.8

Investing Activities
Capital expenditures	(45.9)	(50.1)
Proceeds on disposals of property, plant and equipment	1.0	0.3
Payments for purchases of investments	(1,112.2)	(1,661.7)
Proceeds from sales and maturities of investments	941.5	1,896.9
Payments for acquisition, net of cash acquired	(164.7)	—

Net Cash (Used for) Provided by Investing Activities	(380.3)	185.4

Financing Activities
Proceeds from issuance of common stock under stock plans	1.7	0.8
Repurchase of common stock	(85.5)	(155.7)
Excess tax benefits from equity-based compensation	0.3	0.1

Net Cash Used for Financing Activities	(83.5)	(154.8)

Effect of Exchange Rate Changes on Cash	7.3	1.7

Net (Decrease) Increase in Cash and Cash Equivalents	(222.1)	163.1
Cash and Cash Equivalents - Beginning of Year	376.1	213.0

Cash and Cash Equivalents - End of Period	$154.0	$376.1

RESULTS OF OPERATIONS

We operate in three business segments: Broadband, Transport and Services. For the fourth quarter of 2009, revenue was $389.3 million, compared with $408.3 million in the fourth quarter of 2008, as growth in Transport and Services segment revenue was offset by lower Broadband segment revenue. For the year 2009, revenue was $1,525.7 million, compared with $1,729.0 million in 2008. On a full-year basis, a slight increase in Services segment revenue was offset by lower Broadband and Transport segment revenue.

Consolidated gross profit margin in the fourth quarter of 2009 was 45.3%, up 3.7 percentage points from 41.6% in the fourth quarter of 2008. On a full-year basis, consolidated gross margin was 43.6% in 2009, up 5.4 percentage points from 38.2% in 2008. Products and services gross margins increased in both periods.

Operating expenses in the fourth quarter of 2009 were $141.1 million, down $22.3 million compared with $163.4 million in the fourth quarter of 2008. Excluding intangible asset amortization and restructuring and other charges from each period, operating expenses decreased by $5.3 million, compared with the year-ago quarter.

For the full-year 2009, operating expenses were $572.3 million, down $1,057.8 million compared with the full-year 2008 when the company recorded a goodwill impairment charge of $988.3 million. Excluding the goodwill impairment from 2008 and the intangible asset amortization and restructuring and other charges from both periods, operating expenses for the full-year 2009 decreased by $41.0 million, compared with 2008.

The reduction in operating expenses across both periods, excluding the goodwill impairment, intangible asset amortization and restructuring and other charges, came primarily from lower research and development costs and represents the company’s continuing efforts to improve profitability by aligning our costs with market conditions.

Operating income in the fourth quarter of 2009 was $35.1 million, up $28.7 million from $6.4 million in the fourth quarter of 2008. For the full-year 2009, operating income was $93.5 million, compared with an operating loss of $970.0 million in 2008.

Net earnings for the fourth quarter of 2009 were $62.1 million or $0.16 per share (basic and diluted) compared with $12.8 million or $0.03 per share (basic and diluted) in the fourth quarter of 2008. Net earnings for the full-year 2009 were $113.6 million or $0.29 per share (basic and diluted) compared with a net loss of $930.1 million or $2.32 per share in 2008.

Revenue (in millions)

	Fourth Quarter			Year
	2009	2008	Change	2009	2008	Change
Products	$324.6	$351.0	(7.5)%	$1,295.4	$1,500.0	(13.6)%
Services	64.7	57.3	12.9%	230.3	229.0	0.6%

Total revenue	$389.3	$408.3	(4.7)%	$1,525.7	$1,729.0	(11.8)%

Overall product revenue decreased in the three-month period as increased revenue from data products and Transport segment products was offset by lower managed access and access product revenue. For the full-year, increased revenue from data products was offset by lower managed access, access and Transport segment product revenue. In the Services segment, deployment, professional, training and support services increased in the three-month period. For the full year, increased support, professional and training services offset a decline in deployment services.

On a geographic basis, revenue from customers in North America (United States and Canada) was $255.4 million in the fourth quarter of 2009, compared with $268.0 million in the year-ago period. For the full-year 2009, North America revenue totaled $1,005.3 million (66% of total revenue), compared with $1,168.6 million (68% of total revenue) in 2008. Within North America, increased revenue from wireless carriers was offset by lower revenue from wireline carriers in both periods.

Revenue from customers outside North America was $133.9 million in the fourth quarter of 2009, compared with $140.3 million in the year-ago period. For the full-year 2009, revenue from customers outside North America was $520.4 million (34% of total revenue), compared with $560.4 million (32% of total revenue) in 2008. Increased revenue from customers in the Asia-Pacific region was offset by lower revenue from customers in the Europe, Middle East and Africa region and the Latin American region (Mexico, Central and South America and the Caribbean) in both periods.

On a portfolio basis, revenue from growth products (the Tellabs® 6300 SDH transport system, the Tellabs® 7100 Optical Transport system, the Tellabs® 8600 managed edge system, the Tellabs® 8800 multiservice router series, the Tellabs® 9000 SmartCore™ platform, and professional services) was $188.4 million in the fourth quarter of 2009, up 39% from $135.1 million in the fourth quarter of 2008. The Tellabs® 9000 SmartCore™ platform is a new addition to our growth portfolio resulting from our acquisition of WiChorus, Inc., (WiChorus) in December 2009.

For the full-year 2009, growth-products revenue was $706.4 million, up 13% from $623.8 million in 2008. For the full-year 2009, growth products accounted for 46% of total revenue, up from 36% in 2008. The balance of our revenue came from core products, which contributed $200.9 million of revenue in the fourth quarter of 2009, compared with $273.3 million in the year-ago period. For the full-year 2009, core-products revenue was $819.3 million, compared with $1,105.2 million in 2008.

Gross Margin

	Fourth Quarter			Year
	2009	2008	% Point Change	2009	2008	% Point Change
Products	47.5%	43.2%	4.3	45.3%	39.2%	6.1
Services	34.2%	31.9%	2.3	34.6%	31.5%	3.1
Consolidated	45.3%	41.6%	3.7	43.6%	38.2%	5.4

The increase in products gross margin for both time periods was primarily the result of lower revenue from access products, which carry gross margins below corporate average, and higher revenue from data products, which carry gross margins higher than corporate average. Services gross margins increased in the fourth quarter of 2009, compared with the fourth quarter of 2008, on improved gross margins for deployment services. Services gross margins increased in the full-year 2009, compared with 2008, on improved gross margins for deployment and professional services.

Operating Expenses (in millions)

	Fourth Quarter			Percent of Revenue
	2009	2008	Change	2009	2008
Research and development	$67.1	$71.9	$(4.8)	17.2%	17.6%
Sales and marketing	42.0	40.5	1.5	10.8%	9.9%
General and administrative	24.8	26.8	(2.0)	6.4%	6.6%

Subtotal	133.9	139.2	(5.3)	34.4%	34.1%

Intangible asset amortization	6.6	6.5	0.1
Restructuring and other charges	0.6	17.7	(17.1)

Total operating expenses	$141.1	$163.4	$(22.3)

	Year			Percent of Revenue
	2009	2008	Change	2009	2008
Research and development	$268.7	$305.2	$(36.5)	17.6%	17.7%
Sales and marketing	165.9	170.0	(4.1)	10.9%	9.8%
General and administrative	101.4	101.8	(0.4)	6.6%	5.9%

Subtotal	536.0	577.0	(41.0)	35.1%	33.4%

Intangible asset amortization	24.6	23.9	0.7
Restructuring and other charges	11.7	40.9	(29.2)
Goodwill impairment	—	988.3	(988.3)

Total operating expenses	$572.3	$1,630.1	$(1,057.8)

Operating expenses declined in the fourth quarter of 2009, compared with the fourth quarter of 2008, as research and development costs were reduced under previously announced cost-reduction programs. On a full-year-basis, the reduction in operating expenses is due to the absence of the $988.3 million goodwill impairment recorded in 2008 and reduced research and development costs from the previously announced cost-reduction programs. Restructuring and other charges of $0.6 million for the fourth quarter of 2009 and $11.7 million for full-year 2009 are primarily due to severance, facility- and asset-related charges.

Other Income (in millions)

	Fourth Quarter			Year
	2009	2008	Change	2009	2008	Change
Interest income, net	$4.5	$6.1	$(1.6)	$19.3	$34.8	$(15.5)
Other (expense) income, net	(0.9)	(12.3)	11.4	0.4	(17.3)	17.7

Total other income	$3.6	$(6.2)	$9.8	$19.7	$17.5	$2.2

Interest income, net, declined due to lower yields during the fourth quarter and the full-year 2009 compared with the year-ago periods. Other (expense) income, net, improved in the fourth quarter of 2009, compared with the fourth quarter of 2008, primarily due to the $0.4 million write-down of long-term equity investments in partnerships and start-up technology companies in the fourth quarter of 2009, compared with the $9.3 million write-down in the fourth quarter of 2008. For the full-year 2009, other (expense) income, net, included charges of $0.4 million for the write-down of long-term equity investments in partnerships and start-up technology companies, compared with $9.9 million in 2008. The year-over-year improvement is also due to gains on sales of investments in marketable securities in 2009, compared with losses in 2008.

Income Taxes

For the fourth quarter of 2009 we recorded an income tax benefit of $23.4 million, compared with an income tax benefit of $12.6 million for the fourth quarter of 2008. The income tax benefit increased due to the release of a $24.2 million valuation allowance recorded in accounting for the acquisition of WiChorus, and a $4.5 million refund related to the carry back of net operating losses. This increase in tax benefit was partially offset by the absence of a $17.3 million benefit recorded in the prior year related to the goodwill impairment.

For the full-year 2009 we recorded an income tax benefit of $0.4 million, compared with an income tax benefit of $22.4 million in 2008. The income tax benefit decreased due to the absence of tax benefits recorded in 2008 for the resolution of tax audits and for the goodwill impairment. This decrease in tax benefit was offset by tax benefits recorded in 2009 related to accounting for the WiChorus acquisition and a tax refund from the carry back of net operating losses.

Segments

Segment Revenue (in millions)

	Fourth Quarter			Year
	2009	2008	Change	2009	2008	Change
Broadband	$191.4	$227.0	(15.7)%	$785.8	$919.9	(14.6)%
Transport	133.2	124.0	7.4%	509.6	580.1	(12.2)%
Services	64.7	57.3	12.9%	230.3	229.0	0.6%

Total revenue	$389.3	$408.3	(4.7)%	$1,525.7	$1,729.0	(11.8)%

Segment Profit* (in millions)

	Fourth Quarter			Year
	2009	2008	Change	2009	2008	Change
Broadband	$44.4	$35.4	25.4%	$185.7	$115.7	60.5%
Transport	44.5	46.3	(3.9)%	139.4	178.0	(21.7)%
Services	22.6	19.0	18.9%	81.8	75.5	8.3%

Total segment profit	$111.5	$100.7	10.7%	$406.9	$369.2	10.2%

*	We define segment profit as gross profit less research and development expenses. Segment profit excludes sales and marketing expenses, general and administrative expenses, the amortization of intangibles, restructuring and other charges, and the impact of equity-based compensation (which contains restricted stock and performance stock units granted after June 30, 2006, and stock options), and the goodwill impairment charge.

Broadband

Revenue

Revenue from the Broadband segment was $191.4 million in the fourth quarter of 2009, compared with $227.0 million in the fourth quarter of 2008. For the full year, Broadband segment revenue was $785.8 million in 2009, compared with $919.9 million in 2008. In both periods, increased revenue from data products was offset by lower revenue from managed access and access products.

Data product revenue was $90.5 million in the fourth quarter of 2009, up 51.8% from $59.6 million in the fourth quarter of 2008. For the full year, data revenue was $342.0 million in 2009, up 59.0% from $215.1 million in 2008. In both periods, revenue from both the Tellabs® 8600 managed edge system and the Tellabs® 8800 multiservice router series increased across multiple geographies. In addition we recognized our first revenue from the Tellabs® 9000 SmartCore™ platform.

Managed access revenue was $45.2 million in the fourth quarter of 2009, compared with $69.2 million in the fourth quarter of 2008. For the full year, managed access revenue was $169.4 million in 2009, compared with $289.9 million in 2008. Revenue from both the Tellabs® 8100 managed access system and the Tellabs® 6300 SDH transport system declined in both periods as we saw weakness, primarily in Europe and Latin America, and as customers around the world continued to migrate to our data products.

Access revenue was $55.7 million in the fourth quarter of 2009, compared with $98.2 million in the fourth quarter of 2008. For the full year, access revenue was $274.4 million in 2009, compared with $414.9 million in 2008. Access revenue declined in both periods, as several key customers transitioned to alternate network architectures, and will likely continue to decline.

Segment Profit

Broadband segment profit was $44.4 million in the fourth quarter of 2009, up 25.4% from $35.4 million in the fourth quarter of 2008. For the full year, Broadband segment profit was $185.7 million in 2009, up 60.5% from $115.7 million in 2008. The increase in segment profit for both periods was driven by the higher level of revenue from data products, which carry gross margins higher than corporate average, and the lower level of revenue from access products, which carry gross margins lower than corporate average.

Transport

Revenue

Revenue from the Transport segment was $133.2 million in the fourth quarter of 2009, up 7.4% from $124.0 million in the fourth quarter of 2008. For the full year, Transport segment revenue was $509.6 million in 2009, compared with $580.1 million in 2008. In the three-month period, higher sales of the Tellabs® 7100 Optical Transport system offset lower sales of cross-connect systems and voice-quality enhancement equipment. For the full-year 2009, higher sales of the Tellabs® 7100 Optical Transport system were offset by lower sales of cross-connect systems and voice-quality enhancement equipment.

Segment Profit

Transport segment profit was $44.5 million in the fourth quarter of 2009, compared with $46.3 million in the fourth quarter of 2008. Segment profit for the full year was $139.4 million in 2009, compared with $178.0 million in 2008. The decline in segment profit for both periods was driven by the lower level of revenue from cross-connect and voice-quality enhancement products, which carry gross margins higher than corporate average, the higher level of revenue from the Tellabs® 7100 Optical Transport system, which carries gross margins lower than corporate average, and lower supply chain and research and development costs.

Services

Revenue

Revenue from the Services segment was $64.7 million for the fourth quarter of 2009, compared with $57.3 million in the fourth quarter of 2008. For the full year, revenue from the Services segment was $230.3 million in 2009, compared with $229.0 million in 2008. Within the Services segment, deployment, professional, training and support services increased in the three-month period on a global basis. For the full year, increased support, professional and training services offset a decline in deployment services revenues. On a geographic basis, services revenue increased in 2009, compared with 2008, in all regions except North America.

Segment Profit

Services segment profit was $22.6 million for the fourth quarter of 2009, compared with $19.0 million in the fourth quarter of 2008. For the full year, Services segment profit was $81.8 million in 2009, compared with $75.5 million in 2008. The increase in segment profit for both periods was driven by lower service-delivery costs, resulting from previously announced cost-reduction programs.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained cash, cash equivalents and marketable securities of $1,104.8 million as of January 1, 2010, which decreased by $149.9 million during the quarter and $47.3 million since year-end 2008. Cash generated from operating activities during the quarter amounted to $60.4 million. The decrease in cash, cash equivalents and marketable securities for the full-year 2009 is the result of $164.7 million in net cash used for the acquisition of WiChorus and cash used to repurchase common stock and for normal capital expenditures, offset by $234.4 million in cash generated from operating activities.

During the fourth quarter of 2009, we repurchased 3.4 million shares of common stock at a cost of $21.2 million. For the full-year 2009, we repurchased 12.9 million shares of common stock at a cost of $82.9 million. We provide no assurance as to the future amount of repurchases to be made or the actual purchase prices.

The majority of our investments are backed by governments or government agencies. We believe that our investments are highly liquid instruments. We may rebalance the portfolio from time to time, which may affect the duration, credit structure and future income of investments.

Based on historical performance and current forecasts, we believe the company’s cash, cash equivalents and marketable securities will satisfy working capital needs, capital expenditures and other liquidity requirements related to existing operations for the next 12 months. Future available sources of working capital, including cash, cash equivalents, and marketable securities, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources, should allow us to meet our long-term liquidity needs. Current policy is to use cash, cash equivalents and marketable securities to fund business operations, to expand business, potentially through acquisitions, to repurchase common stock or pay a cash dividend.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS

(Unaudited)

	Fourth Quarter 2009			Fourth Quarter 2008
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenue
Products	$324.6	$—	$324.6	$351.0	$—	$351.0
Services	64.7	—	64.7	57.3	—	57.3

Total revenue	389.3	—	389.3	408.3	—	408.3

Cost of Revenue
Products (a)	170.5	(0.3)	170.2	199.5	(0.4)	199.1
Services (a)	42.6	(0.5)	42.1	39.0	(0.7)	38.3

Total cost of revenue	213.1	(0.8)	212.3	238.5	(1.1)	237.4

Gross Profit	176.2	0.8	177.0	169.8	1.1	170.9

Gross profit as a percentage of revenue	45.3%	0.2%	45.5%	41.6%	0.3%	41.9%

Gross profit as a percentage of revenue - products	47.5%	0.1%	47.6%	43.2%	0.1%	43.3%
Gross profit as a percentage of revenue - services	34.2%	0.7%	34.9%	31.9%	1.3%	33.2%

Operating Expenses
Research and development (a)	67.1	(1.5)	65.6	71.9	(1.7)	70.2
Sales and marketing (a)	42.0	(1.0)	41.0	40.5	(1.1)	39.4
General and administrative (a), (b)	24.8	(3.5)	21.3	26.8	(1.4)	25.4
Intangible asset amortization (c)	6.6	(6.6)	—	6.5	(6.5)	—
Restructuring and other charges (d)	0.6	(0.6)	—	17.7	(17.7)	—

Total operating expenses	141.1	(13.2)	127.9	163.4	(28.4)	135.0

Operating Earnings	35.1	14.0	49.1	6.4	29.5	35.9

Operating earnings as a percentage of revenue	9.0%	3.6%	12.6%	1.6%	7.2%	8.8%

Other Income
Interest income, net	4.5	—	4.5	6.1	—	6.1
Other (expense) income, net (f)	(0.9)	0.4	(0.5)	(12.3)	9.3	(3.0)

Total other income	3.6	0.4	4.0	(6.2)	9.3	3.1

Earnings Before Income Tax	38.7	14.4	53.1	0.2	38.8	39.0
Income tax benefit (expense) (g)	23.4	(40.4)	(17.0)	12.6	(16.5)	(3.9)

Net Earnings	$62.1	$(26.0)	$36.1	$12.8	$22.3	$35.1

Net Earnings Per Share
Basic	$0.16	$(0.07)	$0.09	$0.03	$0.06	$0.09

Diluted	$0.16	$(0.07)	$0.09	$0.03	$0.06	$0.09

Weighted Average Shares Outstanding
Basic	385.5		385.5	397.2		397.2

Diluted	387.9		387.9	397.4		397.4

Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS

(Unaudited)

	Year 2009			Year 2008
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenue
Products	$1,295.4	$—	$1,295.4	$1,500.0	$—	$1,500.0
Services	230.3	—	230.3	229.0	—	229.0

Total revenue	1,525.7	—	1,525.7	1,729.0	—	1,729.0

Cost of Revenue
Products (a)	709.2	(1.6)	707.6	912.0	(2.3)	909.7
Services (a)	150.7	(2.2)	148.5	156.9	(3.3)	153.6

Total cost of revenue	859.9	(3.8)	856.1	1,068.9	(5.6)	1,063.3

Gross Profit	665.8	3.8	669.6	660.1	5.6	665.7

Gross profit as a percentage of revenue	43.6%	0.3%	43.9%	38.2%	0.3%	38.5%

Gross profit as a percentage of revenue - products	45.3%	0.1%	45.4%	39.2%	0.2%	39.4%
Gross profit as a percentage of revenue - services	34.6%	0.9%	35.5%	31.5%	1.4%	32.9%

Operating Expenses
Research and development (a)	268.7	(5.9)	262.8	305.2	(8.7)	296.5
Sales and marketing (a)	165.9	(4.2)	161.7	170.0	(5.2)	164.8
General and administrative (a), (b)	101.4	(8.5)	92.9	101.8	(6.8)	95.0
Intangible asset amortization (c)	24.6	(24.6)	—	23.9	(23.9)	—
Restructuring and other charges (d)	11.7	(11.7)	—	40.9	(40.9)	—
Goodwill impairment (e)	—	—	—	988.3	(988.3)	—

Total operating expenses	572.3	(54.9)	517.4	1,630.1	(1,073.8)	556.3

Operating Earnings (Loss)	93.5	58.7	152.2	(970.0)	1,079.4	109.4

Operating earnings (loss) as a percentage of revenue	6.1%	3.8%	10.0%	-56.1%	62.4%	6.3%

Other Income
Interest income, net	19.3	—	19.3	34.8	—	34.8
Other income (expense), net (f)	0.4	0.4	0.8	(17.3)	9.6	(7.7)

Total other income	19.7	0.4	20.1	17.5	9.6	27.1

Earnings (Loss) Before Income Tax	113.2	59.1	172.3	(952.5)	1,089.0	136.5
Income tax benefit (expense) (g)	0.4	(53.4)	(53.0)	22.4	(56.8)	(34.4)

Net Earnings (Loss)	$113.6	$5.7	$119.3	$(930.1)	$1,032.2	$102.1

Net Earnings (Loss) Per Share
Basic	$0.29	$0.01	$0.30	$(2.32)	$2.58	$0.26

Diluted	$0.29	$0.01	$0.30	$(2.32)	$2.58	$0.25

Weighted Average Shares Outstanding
Basic	392.5		392.5	400.1		400.1

Diluted	394.2		394.2	400.1		400.9

Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

Footnotes to reconciliation of non-GAAP adjustments:

(a)	For the fourth quarter of 2009, the adjustments related to equity-based compensation were $0.8 million in cost of revenue, $1.5 million in research and development, $1.0 million in sales and marketing and $1.7 million in general and administrative expenses. For the full year of 2009, the adjustments to cost of revenue related to equity-based compensation were $3.8 million in cost of revenue, $5.9 million in research and development, $4.2 million in sales and marketing and $6.7 million in general and administrative expenses. We began to include equity-based compensation expense in our GAAP operating results in January 2006. Because of varying available valuation methodologies, subjective assumptions, and the variety of award types, which affect the calculations of equity-based compensation, we believe that the exclusion of equity-based compensation expense allows for more accurate comparisons of our operating results to our peer companies. In addition, we believe this non-cash GAAP measure is not indicative of our core operating performance.

(b)	We excluded certain expenses resulting from the acquisition and integration of WiChorus, Inc. in the fourth quarter of 2009 to evaluate our continuing operational performance. For the fourth quarter and full year of 2009, the adjustments were $1.8 million in general and administrative expenses. Although these expenses are reflected in our GAAP financials, they may limit the comparability of our on-going operations with prior and future periods.

(c)	We exclude amortization of intangible assets resulting from acquisitions to evaluate our continuing operational performance. The amortization of purchased intangible assets associated with acquisitions results in our recording expense in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. We believe this non-cash GAAP measure is not indicative of our core operating performance. Accordingly, we analyze the performance of our operations without regard to such expenses.

(d)	We exclude restructuring and other charges because we believe that they are not related directly to the underlying performance of our core business operations. Restructuring and other charges result from events that often occur outside of the ordinary course of continuing operations. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

(e)	We recorded a $988.3 million goodwill impairment charge in the third quarter of 2008, of which $594.2 million related to the Broadband segment and $394.1 million related to the Transport segment. We believe this non-cash GAAP measure is not indicative of our core operating performance.

(f)	The $0.4 million adjustment to Other income in the fourth quarter and full year of 2009 reflects a loss on the write-down of long-term equity investments in partnerships and start-up technology companies. The $9.3 million adjustment to Other income, net in the fourth quarter of 2008 reflects a loss on the write-down of long-term equity investments in partnerships and start-up technology companies. The $9.6 million adjustment to Other income, net for the full year of 2008 reflects $9.9 million in write-downs of long-term equity investments in partnerships and start-up technology companies offset by a $0.3 million gain on a sale of a long-term equity investment in a start-up technology company. We exclude write-downs and gains on sales of long-term equity investments in partnerships and start-up technology companies because we believe that they are not related directly to the underlying performance of our working capital assets.

(g)	We calculate a separate tax expense and effective tax rate for GAAP and for non-GAAP purposes. The tax adjustment reflects the difference between these computations, and takes into account the impact of (i) the effect on our global effective tax rate of adjusting pretax earnings in multiple jurisdictions at differing tax rates; and (ii) the valuation allowance maintained against our domestic defered tax assets, which is included in our GAAP expense but excluded from our non-GAAP expense. In the fourth quarter of 2009, non-GAAP tax expense excluded a $24.2 million benefit for the release of valuation allowance related to the accounting for the WiChorus acquisition; a $7.0 million benefit for the release of valuation allowance from the carry-back of net operating losses and other benefits related to prior periods; and a $7.0 million benefit for the release of valuation allowance related to the use of loss carryforwards to reduce fourth quarter 2009 domestic pretax income. In addition, non-GAAP tax expense for the full year of 2008 has been restated to exclude a benefit of $34.8 million related to favorable audit settlements.